Exhibit 10.41

July 3, 2018

Don Reeves Via Email

Dear Don:

We are pleased to offer you the position of Senior Vice President, Services. As discussed, you will report directly to Tom Deitrich, Executive Vice President & COO, and we anticipate you will begin this role on July 2, 2018.

This is an exempt position and your new salary is payable bi-weekly at $16,346.15, which equates to $425,000 annually. You will also be eligible to participate in the Executive Management Incentive Plan ("EMIP") with a target of 50% of your annual gross salary effective July 1, 2018 and removed from eligibility for the Management Incentive Plan (MIP) as of June 30, 2018. You will remain eligible for any bonus payable from the MIP for the period January through June 2018.

We will also provide you a stock grant valued at $300,000 with 50% of the value in performance shares, 25% in Time Based RSU's and 25% in Stock Options. This grant will vest ratably over a three-year period. This grant will be made following our next regular Board meeting in September 2018.

Additionally, as part of your acceptance of the Company's offer, please return a signed and dated copy of Attachment A (Termination of Employment and Severance Benefits). This offer letter, together with Attachment A, set forth the terms of your employment opportunity and your agreement with the Company, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of the Company. Neither this letter nor Attachment A may be modified or amended except by a written agreement signed by the Senior Vice President of Human Resources and by you.

We congratulate you on this new opportunity and wish you continued success with Itron.
Sincerely,

/s/ Michel Cadieux

Michel Cadieux
SVP, Human Resources

ATTACHMENT A
TERMINATION OF EMPLOYMENT AND SEVERANCE
BENEFITS

1.Termination of Employment.

a.At-Will Employment. Your employment with Itron, Inc. (the "Company") is at-will, meaning either you or the Company may terminate your employment at any time without cause and without advance notice. Neither you nor the Company can change the at-will nature of your employment, unless there is a signed contract that explicitly changes your status as an at-will employee.

b.Payment & Benefits Upon Termination. You are entitled to the following payment and benefits upon termination, as follows:

i.Termination Without Cause. On or before January 5, 2019, if your employment is terminated involuntarily without Cause, as defined in Section 3, below:

A.you will receive payment for any earned and unpaid salary and bonus, and vested stock grants, as of the date your employment is terminated; and,

B.if you sign, and do not revoke, a separation and release agreement ("Release"), to be drafted by the Company based on its standard forms, so that the Release is effective not later than 60 days following your termination date (the "Termination Release Deadline"), you will be offered the Separation Compensation, as defined in Sections 2(a) through 2(d), below. You will not be entitled to or offered any form of additional severance pay or benefits other than the Separation Compensation.

ii.Limited Separation Compensation. After January 5, 2019, but on or before May 10, 2020, if your employment is terminated involuntarily without Cause, as defined in Section 3, below:

A.you will receive payment for any earned and unpaid salary and bonus, and vested stock grants, as of the date your employment is terminated; and,

B.if you sign, and do not revoke the Release, so that the Release is effective not later than the Termination Release Deadline, you will be offered the Limited Separation Compensation, as defined in Section 2(c), below. You will not be entitled to or offered any form of additional severance pay or benefits other than the Limited Separation Compensation.

iii.Voluntary Termination. If you voluntarily terminate your employment or give notice that you will voluntarily terminate your employment at any future date (regardless whether the Company accelerates the effective date of your resignation to an earlier termination date), you will receive payment for all earned and unpaid salary and bonus, and vested stock grants, as of the date of termination. You will not be entitled to the Separation Compensation.

iv.Termination for Cause. If your employment is terminated for Cause, you will receive payment for all earned and unpaid salary and bonus, and vested stock grants, as of the date your employment is terminated. You will not be entitled to the Separation Compensation.

2.Separation Compensation. If you are entitled to Separation Compensation under Section 1(b)(i), above, your Separation Compensation will include the following:

a.Continued payment of your then current base salary for the first 12 months following your termination date, in installments in accordance with our payroll schedule, provided that no payments will be made prior to the Termination Release Deadline, and on such date, the Company will make a payment equal to three (3) months of your then current base salary, and the remainder shall be paid in monthly installments beginning on the 1st day of the fourth month following your termination of employment, such that all amounts are paid not later than the end of the first payroll pay date following the date that is 12 months after the termination date.

b.A single lump sum cash payment equal to a prorated amount of your target bonus, as described in the attached offer letter, equal to (x) the product of your target bonus (or portion thereof) for the performance period in effect at the time of your termination and (y) a fraction, the numerator of which is the number of days of employment you have provided to the Company in that performance period prior to your termination date and the denominator of which is the number of days in the then-ongoing performance period, with such amount paid on the first regular payday following the Termination Release Deadline.

c.Effective as of your termination date, you will become vested in 100% of the then unvested shares subject to the equity awards that were assumed by the Company pursuant to the Agreement and Plan of Merger, dated September 17, 2017, between Silver Spring Networks, Inc. ("SSN") and the Company (but not any other equity awards that may be granted to you by the Company).

d.If you timely elect continued health insurance coverage pursuant to COBRA, you will be reimbursed, on a taxable basis, for such coverage for yourself and your eligible dependents until the earliest of (x) 12 months of such coverage, (y) the date you or your dependents cease to be eligible for such coverage, and (z) the date you become eligible for group health insurance coverage from a new employer. No payments will occur prior to the Termination Release Deadline, and on the first regular payday on or following the Termination Release Deadline, you will be paid all amounts that would otherwise have been paid prior to such date, with the balance paid thereafter on the original schedule.

3.Cause. For purposes of this letter agreement, "Cause" for termination of your employment will exist if you are terminated for any of the following reasons:

a.your material failure to perform your duties and responsibilities to the Company, SSN, and their respective affiliates (the "Company Group"), including but not limited to a failure to cooperate with the Company Group in any investigation or formal proceeding;

b.your commission of any act of fraud, embezzlement, dishonesty or any other intentional misconduct that results in material injury to the Company Group;

c.the unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company Group or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company Group;

d.you are convicted of, or enter a no contest plea to, a felony; or

e.your willful, wrongful and uncured breach of any of your obligations under any Company Group policy, written agreement or covenant with the Company Group (including this letter agreement). The determination as to whether you are being terminated for Cause shall be made in good faith by the Company's Board of Directors.

4.Waiver. In consideration of the mutual promises, covenants and agreements entered herein, the legal sufficiency of which is acknowledged by you, you hereby waive, effectively immediately, any and all right to resign and right to receive compensation due to a Change of Control of the Company. "Change of Control" of the Company is defined as: (a) the date any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes, subsequent to the date hereof, the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities, other than pursuant to a sale by the Company of its securities in a transaction or series of related transactions the primary purpose of which is to raise capital for the Company; (b) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (c) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets; or (d) the date of a change in the composition of the Company's Board of Directors such that a majority of the members of the Board immediately following such change in the composition are no longer "Incumbent Directors." For purposes of the foregoing clause (d), "Incumbent Directors" means (i) members of the Company's Board of Directors as of the date of this letter agreement, or (ii) members of the Company's Board of Directors elected or appointed to the Board following the date of this letter agreement other than in connection with an actual or threatened proxy context.

5.Code Section 409A. The Company does not guarantee the tax treatment of any payment hereunder. The parties intend that payments under this letter agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations and guidance promulgated thereunder. For the sake of clarity, payments under this Retention Agreement are intended to comply with Treasury Regulation Section 1.409A-l(b)(4) and l.409A-l(b)(9) to the greatest extent possible, and this letter agreement will be construed and administered in such a manner. With respect to amounts intended to be exempt under Treasury Regulation Section 1.409A-1(b)(4), payments will be made no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which all or a portion of the payment is no longer subject to a "substantial risk of forfeiture" within the meaning of Treasury Regulation Section 1.409A-l(d). Each amount to be paid under this Retention Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. If the Company Group determines that you are a "specified employee" within the meaning of Section 409A at the time of your separation from service, then no severance pay or benefits payable to you, pursuant to this Retention Agreement or otherwise, that are considered deferred compensation for purposes of Section 409A (together, the "Deferred Payments") will be paid until the date that is six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. If you die prior to the six (6) month anniversary of the separation from service, then any payments delayed by this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the original payment schedule applicable to each payment or benefit.

6.Code Section 280G. If the Separation Compensation or any other amounts owed to you by the Company Group (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then your benefits under this letter agreement shall be either (a) delivered in full; or (b) delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction is necessary, the reduction will occur in the following order: (1) cash payments subject to Section 409A of the Code as deferred compensation, (2) cash payments not subject to Section 409A of the Code, (3) employee benefits that are subject to Section 409A of the Code as deferred compensation, (4) employee benefits not subject to Section 409A of the Code, (5) equity-based compensation subject to Section 409A of the Code as deferred compensation and (6) equity-based compensation not subject to Section 409A of the Code. The determinations required by this Section shall be made in writing by BDO USA LLP (the "Accountants"), whose determination shall be conclusive and binding upon you and the Company Group for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company Group shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company Group shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

7.Governing Law. The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of Washington, without giving effect to its conflicts of law. Each party irrevocably agrees that any legal action, suit or proceeding against it arising out of or in connection with this letter agreement will be filed in the courts of the State of Washington. EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Accepted and Agreed:

/s/ Don Reeves

Don Reeves
3